Corcept Therapeutics Announces First Quarter Results and Corporate and Development Update

Announces Transition of Chief Financial Officer

MENLO PARK, CA -- (Marketwire - May 04, 2011) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders, today reported financial results for the first quarter ended March 31, 2011, updated its corporate progress and announced the transition of its Chief Financial Officer.

"We have achieved many important milestones over the past several months, including the announcement of positive Phase 3 data and the submission of our New Drug Application (NDA) for the use of CORLUX in Cushing's Syndrome, as well as completing a financing that we believe provides funds sufficient to operate Corcept into the third quarter of 2012 and through the anticipated completion of the FDA's review of our NDA," said Joseph Belanoff, M.D., Chief Executive Officer of Corcept. "We are now focusing our efforts on building our commercial capabilities to support a CORLUX launch, if CORLUX is approved by the FDA, and providing an important treatment option to patients suffering from Cushing's Syndrome."

Corporate and Development Highlights

  Submitted our NDA for the use of CORLUX in Cushing's Syndrome to the FDA in April 2011. Our submission included a proposal for our Risk Evaluation and Mitigation Strategies (REMS) for consideration as part of the NDA review process.

  Submitted a request to the FDA for Priority Review in April 2011, along with our NDA submission. Priority Review is granted to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. The FDA's goal for completing a Priority Review is six months, rather than the ten-month goal for the Standard Review.

  Announced positive top-line results from the key secondary endpoint in our Phase 3 study of CORLUX for the treatment of Cushing's Syndrome in January 2011. In the trial, 87% of the patients had a clinically significant improvement in the signs and symptoms of Cushing's Syndrome over the course of the study, as measured by the assessment of a panel of three independent Cushing's Syndrome experts. These results greatly exceeded the 30% hurdle rate needed to achieve statistical significance.

  Enrolled 88% of the patients who completed the six-month Phase 3 study of CORLUX for Cushing's Syndrome in the long-term extension study of the treatment. Several patients in these studies have now been treated with CORLUX for over two years.

  Raised approximately $45 million in gross proceeds in an underwritten public offering of common stock in January 2011, which we believe is sufficient to operate the company into the third quarter of 2012.

In addition, we continued to make progress on:

  Executing on our commercial plans related to CORLUX for the treatment of Cushing's Syndrome, including conducting market research and engaging third-party vendors to support distribution and other logistical needs for product launch, if CORLUX is approved by the FDA.

  Enrolling patients in our double-blind placebo controlled Phase 3 trial of CORLUX for the treatment of the psychotic features of psychotic depression.

  Enrolling patients in our Phase 1b/2a multi-dose safety and proof of concept study of CORT 108297, one of our selective GR-II antagonists, which began in December 2010. The study is evaluating the compound in models of antipsychotic-induced weight gain and changes in biomarkers induced by prednisone, a commonly prescribed glucocorticosteroid associated with metabolic effects.

  Advancing our second selective GR-II antagonist, CORT 113083, towards an Investigational New Drug (IND) submission. We anticipate submitting our IND for CORT 113083 in the first half of 2012.

  Identifying additional compounds from among our three proprietary series of selective GR-II antagonists to advance toward IND submission.

First Quarter Financial Results

For the first quarter of 2011, Corcept reported a net loss of $7.1 million, or $0.09 per share, compared to a net loss of $6.1 million, or $0.10 per share, for the first quarter of 2010.

Total operating expenses increased to $7.1 million for the first quarter of 2011, from $6.1 million for the same period in 2010. In the first quarter of 2011, research and development expenses increased to $4.9 million from $4.5 million in the first quarter of 2010. This increase in research and development expenses was due primarily to increased costs associated with the preparation of our NDA submission for CORLUX for the treatment of Cushing's Syndrome, costs associated with the purchase of additional supplies of the active pharmaceutical ingredient in CORLUX and other manufacturing development activities and costs associated with our selective GR-II antagonist program, including the progression of CORT 108297 into a Phase 1b/2a study. These increases were partially offset by decreases in clinical trial costs related to drug-drug interaction and other NDA-supportive studies with CORLUX. General and administrative expenses increased to $2.2 million for the first quarter of 2011 from $1.6 million for the same period in 2010 due to additional resources focused on pre-commercial activities for the potential launch of CORLUX in Cushing's Syndrome.

Our cash balance as of March 31, 2011 was $59.2 million, up from $24.6 million at December 31, 2010. "We anticipate that our current cash balance is sufficient to fund the company into the third quarter of 2012," said Caroline Loewy, Chief Financial Officer of Corcept.

Anticipated Milestones for the Remainder of 2011

We are focusing our efforts on advancing CORLUX toward approval and commercialization for the treatment of Cushing's Syndrome. We expect that the FDA will notify us within 45 days of our request whether our NDA has been assigned a Priority Review. We also expect that the FDA will notify us whether our NDA submission has been accepted for filing within 74 days of submission, which the FDA bases on their initial 60-day review of the completeness of our application. We are developing plans and engaging third-party vendors to support a commercial launch of CORLUX in the United States, if approved by the FDA. We also expect to make detailed data from our Phase 3 trial of CORLUX in Cushing's Syndrome available to the endocrinologists who treat the disorder at the Endocrine Society Annual Meeting (ENDO), June 4-7 in Boston, as well as at other scientific meetings.

"With the submission of our NDA we have moved another step closer to making CORLUX available to patients suffering from Cushing's Syndrome," said Joseph Belanoff, M.D., Chief Executive Officer of Corcept. "CORLUX is our first step. The regulation of cortisol is a critical biological function; its disregulation is equally critical in many important disease states. Our expanding platform of selective cortisol antagonists puts us in the position to approach large unmet medical needs through a novel but increasingly validated mechanism."

Caroline Loewy to Leave Corcept as Chief Financial Officer June 30, 2011

Ms. Loewy, who joined Corcept in 2008, has decided to leave the company. She will remain at Corcept over the coming months to facilitate a smooth transition and aid in the company's preparations for the potential commercialization of CORLUX. "Ms. Loewy has been an integral member of the management team working to advance CORLUX toward the market in Cushing's Syndrome and to finance Corcept's operations through the important milestones ahead," said Dr. Belanoff. "We appreciate her substantial contributions during this critical time in the company's evolution and will begin a search for a new CFO to oversee our financial operations as we look forward to becoming a commercial enterprise."

About Cushing's Syndrome

Endogenous Cushing's Syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing's Syndrome is an orphan indication which most commonly affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients in the United States. An estimated 20,000 patients in the United States have Cushing's Syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing's Syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar I disorder. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Weight Gain Caused by Antipsychotic Medications

The group of medications known as second-generation antipsychotics, including olanzapine (Zyprexa), risperidone (Risperdal), quetiapine (Seroquel) and clozapine (Clozaril), are widely used to treat schizophrenia and bipolar disorder. All medications in this group are associated with treatment emergent weight gain of varying degrees and also carry warning labels relating to treatment emergent hyperglycemia and diabetes mellitus. There is no FDA-approved treatment for the weight gain associated with the use of antipsychotic medications.

About CORLUX

Corcept's first-generation compound, CORLUX, also known as mifepristone, directly blocks the cortisol (GR-II) receptor and the progesterone (PR) receptor. Intellectual property protection is in place to protect important methods of use for CORLUX. Corcept retains worldwide rights to its intellectual property related to CORLUX.

About CORT 108297 and CORT 113083

CORT 108297 and CORT 113083 are two of the potent, selective antagonists of the cortisol (GR-II) receptor that we have discovered and for which Corcept owns worldwide intellectual property rights. In in vitro binding affinity and functional assays neither of these compounds have affinity for the progesterone (PR), estrogen (ER), androgen (AR) or mineralocorticoid (GR-I) receptors.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders. The company has completed its Phase 3 study of CORLUX for the treatment of Cushing's Syndrome, and has an ongoing Phase 3 study of CORLUX for the treatment of the psychotic features of psychotic depression. Corcept also has a Phase 2 program for CORT 108297 and an IND-enabling program for CORT 113083. Both of these novel compounds are selective GR-II antagonists -- compounds which block the effects of cortisol but not progesterone. Corcept has developed an extensive intellectual property portfolio that covers the use of GR-II antagonists in the treatment of a wide variety of psychiatric and metabolic disorders, including the prevention of weight gain caused by the use of antipsychotic medication, as well as composition of matter patents for our selective GR-II antagonists.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development and research programs, the timing of the FDA's review of our NDA submission, including its determinations regarding acceptance for filing and our request for Priority Review, timing of the release of detailed data from our Phase 3 trial of CORLUX in Cushing's Syndrome, our estimates for our capital requirements and needs for additional financing, the introduction of CORLUX and future product candidates, including CORT 108297 and CORT 113083, estimates of the timing of enrollment or completion of our clinical trials and the anticipated results of those trials, the timing of our IND submission for CORT 113083, the ability to create value from CORLUX or other future product candidates and our commercialization plans. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the development of CORLUX, CORT 108297, CORT 113083 or any of its other selective GR-II antagonists. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

                      CORCEPT THERAPEUTICS INCORPORATED
                          CONDENSED BALANCE SHEETS
                               (in thousands)
                                                     March 31,  December 31,
                                                        2011        2010
                                                   ------------ ------------
                                                    (Unaudited)    (Note)
ASSETS:
Current assets:
  Cash and cash equivalents                        $     59,201 $     24,578
  Other current assets                                      604          418
                                                   ------------ ------------
    Total current assets                                 59,805       24,996

Other assets                                                 32          108
                                                   ------------ ------------
    Total assets                                   $     59,837 $     25,104
                                                   ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                                 $      1,865 $        817
  Other current liabilities                               1,331        3,043
                                                   ------------ ------------
    Total current liabilities                             3,196        3,860

Total stockholders' equity                               56,641       21,244
                                                   ------------ ------------

    Total liabilities and stockholders' equity     $     59,837 $     25,104
                                                   ============ ============

Note: Derived from audited financial statements at that date.

                     CORCEPT THERAPEUTICS INCORPORATED
                     CONDENSED STATEMENTS OF OPERATIONS
                  (in thousands, except per share amounts)

                                (Unaudited)

                                                 For the Three Months Ended
                                                         March 31,
                                                 --------------------------
                                                     2011          2010
                                                 ------------  ------------

Operating expenses:
  Research and development*                             4,924         4,489
  General and administrative*                           2,174         1,575
                                                 ------------  ------------
    Total operating expenses                            7,098         6,064
                                                 ------------  ------------

Interest and other income, net                              2             2
Other expense                                              (5)          (11)
                                                 ------------  ------------
    Net loss                                     $     (7,101) $     (6,073)
                                                 ============  ============

Basic and diluted net loss per share             $      (0.09) $      (0.10)
                                                 ============  ============
Shares used in computing basic and diluted net
 loss per share                                        80,764        62,655
                                                 ============  ============

*Includes non-cash stock-based compensation of
 the following:
    Research and development                     $         56  $         63
    General and administrative                            524           421
                                                 ------------  ------------
      Total non-cash stock-based compensation    $        580  $        484
                                                 ============  ============

CONTACT:
Caroline Loewy
Chief Financial Officer
Corcept Therapeutics
650-688-8783
cloewy@corcept.com
www.corcept.com